Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No. 7 to Form F-1 of our report dated February 19, 2021, with respect to the consolidated balance sheets of China Eco-Materials Group Co., Limited and subsidiaries as of February 29, 2020 and February 28, 2019, and consolidated statements of income and comprehensive income, cash flows and changes in shareholders’ equity for each of the years in the two-year period ended February 29, 2020. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

March 26, 2021